EXHIBIT 99.1

                   CENDANT COMPLETES ACCOUNTING INVESTIGATION

              1997, 1996, 1995 Net Income Before One-time Charges
                  Revised by $0.28, $0.18 and $0.14 Per Share

                        In Line with Previous Estimates

PARSIPPANY, NJ, August 13, 1998 - Cendant Corporation (NYSE: CD) reported today that its investigation of accounting irregularities and errors in the CUC businesses was complete. The 1998 financial results announced today in a separate release incorporate all relevant information obtained in that investigation and reflect the correction of accounting policies changed as a result of its findings. These 1998 results will not be subject to further revision based on the results of the Company's investigation. Quarterly financial statements for 1998 and the comparable periods of 1997 will be filed with the SEC on Form 10-Q on Friday, August 14. Full restated, audited financial statements for Cendant's fiscal years 1997, 1996 and 1995 will be filed with the SEC on Form 10-K/A later this month. Furthermore, a full report on the Audit Committee's investigation of these accounting irregularities will be issued later this month.

Michael P. Monaco, Vice Chairman and Chief Financial Officer reported "we have now concluded our investigation of the accounting issues at CUC. Millions of dollars and hundreds of thousands of hours of work have determined what was wrong and what must be put right. While we take no joy in reporting these results, our shareholders should take great comfort from the thoroughness of this investigation and the fact that we have unflinchingly accepted and reported its results, even when it uncovered much greater and more systematic fraud than we had any conception of when we launched this effort in April."

                                                         Adjustments for
                                             Reversal of Merger & Unusual Charges
                                            ------------------------------------------
       Adjustments for                      Total Previously    Reversals    New Total
  Irregularities and Errors                   Reported One-      of CUC      One-Time
             Total                            Time Charges       Charges      Charges
             -----                          ----------------    ---------    ---------
      1997   ($0.28)                          ($0.94)             $0.32       ($0.62)
      1996    (0.18)                           (0.14)              0.02        (0.12)
      1995    (0.14)                           (0.08)              --          (0.08)


Cendant reported its final calculation of the impact of accounting irregularities and errors on its 1997, 1996 and 1995 full year results. Cendant will lower 1997 results by $0.28 per share or $392 million pretax. The net impact of this restatement plus $0.02 of discontinued operations will lower net income from continuing operations before one-time merger and other unusual charges to $0.70 per share versus the $1.00 per share previously reported. A substantial amount of the adjustment had the impact of reducing revenues.

Cendant also announced a $457 million pre-tax adjustment to the charge associated with the CUC businesses taken on the date of CUC's merger with HFS on December 17, 1997. This will increase 1997 net income by $279 million after-tax or $0.32 per share.

Cendant will lower 1996 results by $0.18 per share. Cendant has also determined that certain one-time merger charges taken by CUC in 1996 should be reversed and will eliminate $0.02 per share of these charges. 1995 results will be lowered by $0.14 per share.

Certain matters discussed in the news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, the outcome of the Audit Committee's investigation relating to the previously announced accounting irregularities; the outcome of the pending class action litigation relating to the previously announced accounting irregularities; uncertainty as to the Company's future profitability; the Company's ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the Company's ability to integrate and operate successfully acquired businesses and the risks associated with such businesses; the Company's ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; uncertainty as to the future profitability of acquired businesses; and other factors. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

Cendant (NYSE:CD) is the world's premier provider of consumer and business services. The Company operates in three principal segments: Travel Services, Real Estate Services and Alliance Marketing. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; a leading fleet management company, the UK's largest private car park operator, and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Headquartered in Parsippany, NJ, the company has more than 40,000 employees and operates in over 100 countries.

Media Contact:                                       Investor Contact:

Cendant Corporation                                  Cendant Corporation
Elliot Bloom                                         David M. Johnson
973-496-8414  or                                     973-496-7909

                                                     Denise L. Gillen
                                                     973-496-7303

Kekst and Company
Jim Fingeroth
Roanne Kulakoff
212-521-4800